Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release
Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2016 FISCAL FIRST QUARTER ENDED JUNE 30, 2015

•	FIRST QUARTER OPERATING REVENUE INCREASED YEAR OVER YEAR TO $440.1 MILLION, IN SPITE OF THE INDUSTRY DOWNTURN

•	FIRST QUARTER GAAP NET LOSS OF $3.3 MILLION ($0.27 PER DILUTED SHARE)

•	FIRST QUARTER ADJUSTED NET INCOME OF $19.8 MILLION ($0.56 PER DILUTED SHARE)

•	COMPANY REVISES GUIDANCE FOR FULL FISCAL YEAR 2016 ADJUSTED EPS OF $3.10 - $3.75
HOUSTON, August 6, 2015 – Bristow Group Inc. (NYSE: BRS) today reported a net loss for the June 2015 quarter of $3.3 million, or $0.27 per diluted share on a GAAP basis, compared to net income of $44.1 million, or $1.23 per diluted share, in the same period in the prior year.
Adjusted net income, which excludes special items and asset disposition effects, decreased 58% to $19.8 million, or $0.56 per diluted share, for the June 2015 quarter, compared to $47.4 million, or $1.32 per diluted share, in the June 2014 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, decreased 5% to $121.0 million for the June 2015 quarter compared to $127.6 million in the same period in the prior year. Net cash provided by operating activities was $15.9 million for the June 2015 quarter compared to $37.3 million for the prior year period.
The year-over-year decline in our financial results were significantly impacted by a decline in oil and gas activity, especially in our North Sea operations within our Europe Caspian region, while our Asia, Africa and Americas regions were impacted to a lesser degree. Also, during the June 2015 quarter, our results were impacted by a $20.8 million increase in rental expense primarily related to the number of aircraft, including those involved U.K. search and rescue (“SAR”), under operating leases compared to the June 2014 quarter, as well as bad debt expense recorded against client receivables totaling $4.1 million in our Africa region. The June 2014 quarter benefited from the recovery of $6.8 million from our original equipment manufacturers provided in the form of maintenance credits and the reversal of $4.4 million in bad debt expense in our Americas region.

The decline in our results was partially offset by the positive impact from the addition of Airnorth in Australia, the startup of new contracts across all regions, including the SAR contract in our Europe Caspian region and cost management efforts in our regions.
We expect results over the remainder of fiscal year 2016 to continue to be impacted by the market conditions affecting our oil and gas clients, partially offset by further SAR bases that come on line over the remainder of the fiscal year and benefits from additional economic restructuring measures. We expect operating results for the second half of the fiscal year to be stronger than the first half as new contracts start up and cost reduction initiatives take full effect resulting in reduced operating expense and margin improvements.
“Our results for the first quarter of fiscal 2016 reflect the reduced demand for our oil and gas services primarily in the North Sea while also successfully starting the SAR contract with the U.K. Maritime and Coastguard Agency,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Despite the significant oil and gas industry headwinds that we have been facing with our clients since the end of 2014, our regional leaders delivered an increase in operating revenue and in two regions managed to generate an increase in adjusted EBITDAR during the June 2015 quarter.”
“We initiated a $75-95 million cost efficiency program in February that mitigated the impacts of this downturn for our clients’ benefit. However, we will now implement a second phase economic restructuring to deliver an additional $60 million minimum in annualized cost base reductions as we see the velocity and duration of the downturn worsen. We continue to be focused on managing our oil and gas operations with Target Zero Safety while helping our clients execute their long-term growth strategies.”
“Our financial strength has been a differentiator in this downturn and has ensured the successful startup of U.K. SAR, which correspondingly will help mitigate future pressure on our oil and gas margins. We are also seeing signs of strength in certain regions like our U.S. Gulf of Mexico operations. We are confident in the economic restructuring of our cost base and remain committed to positioning Bristow to capitalize on opportunities that are emerging during this downturn, while preserving our strong balance sheet,” added Mr. Baliff.
FIRST QUARTER FY2016 RESULTS

•	Operating revenue increased to $440.1 million compared to $437.3 million in the same period a year ago.

•	Operating income decreased 93% to $4.8 million compared to $65.2 million in the June 2014 quarter.

•	GAAP net loss was $9.6 million, or $0.27 per diluted share, in the June 2015 quarter, compared to net income of $44.1 million, or $1.23 per diluted share, in the June 2014 quarter.

•	GAAP results for the June 2015 quarter were affected by the following items that are excluded from our adjusted non-GAAP financial measures for the quarter:

◦	$8.0 million ($0.16 per diluted share) due to severance expense resulting from cost reduction efforts and included in direct costs and general and administrative expense,

◦	Additional depreciation expense related to accelerated fleet retirements of $10.5 million ($0.23 per diluted share),

◦	Impairment of inventories of $5.4 million ($0.10 per diluted share) primarily related to the accelerated fleet retirements, and

◦
A net loss on disposal of assets of $7.7 million ($0.17 per diluted share) including impairment charges of $9.9 million on aircraft held for sale, partially offset by gains from sales or disposals of assets of $2.2 million.

•	Diluted earnings per share was also negatively impacted by $0.18 related to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies. This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.
FIRST QUARTER FY2016 BUSINESS UNIT RESULTS
Europe Caspian Region
As a result of the downturn in the oil and gas industry, activity levels declined with the implementation of efficiency initiatives through collaboration with our clients. This activity decline resulted in a decrease in oil and gas revenue in this region. Despite these results, operating revenue was mostly flat for the June 2015 quarter compared to the June 2014 quarter as a result of the April 2015 startup of two U.K. SAR bases which contributed $17.2 million in additional operating revenue and a new oil and gas contract which contributed $11.8 million in operating revenue during the quarter.
Adjusted EBITDAR decreased 8% year-over-year and adjusted EBITDAR margin decreased to 32.0% in the June 2015 quarter compared to 34.1% in the June 2014 quarter primarily due to maintenance expense credits realized in the June 2014 quarter. The contribution from the U.K. SAR contract and the new oil and gas contract were mostly offset by lower oil and gas activity declines. Sequential quarterly adjusted EBITDAR increased to $65.2 million in the June 2015 compared to $55.3 million in the March 2015 quarter while EBITDAR margins remained strong at 32.0% in June 2015 quarter compared to 30.9% in the March 2015 quarter.
Africa Region
Despite a 8.4% decrease in operating revenue for the June 2015 quarter compared to the June 2014 quarter driven by a decline in activity, adjusted EBITDAR increased 4.3% to $22.8 million for the June 2015 quarter compared to $21.9 million for the June 2014 quarter and adjusted EBITDAR margin improved to 29.4% for the June 2015 quarter compared to 25.9% for the June 2014 quarter. The increase in adjusted EBITDAR and adjusted EBITDAR margin are due to recently implemented cost management activities, partially offset by $4.1 million in bad debt expense recorded in the June 2015 quarter. Sequential quarterly adjusted EBITDAR decreased to $22.8 million in the June 2015 quarter compared to $39.1 million in the March 2015 quarter as a result of a decline in activity from the downturn.
Americas Region
A decrease in revenue generated from our small and medium aircraft operating in the U.S. Gulf of Mexico and a decline in revenue in Trinidad due to the end of a contract drove a decrease in operating revenue in our Americas region year over year. This decrease was partially offset by an increase in the number of large aircraft on contract in the U.S. Gulf of Mexico and a new contract in Suriname. Adjusted EBITDAR and adjusted EBITDAR margin decreased to $33.4 million and 41.8%, respectively, in the June 2015 quarter compared to $40.1 million and 44.7%, respectively, in the June 2014 quarter, partially driven by reversal recovery of $4.4 million of bad debt expense in the June 2014 quarter. Sequential, quarterly adjusted EBITDAR decreased slightly to $33.4 million in the June 2015 quarter compared to $34.8 million in the March 2015 quarter while EBITDAR margins remained strong at 41.8% in June 2015 quarter compared to 40.8% in the March 2015 quarter.
Asia Pacific Region
Operating revenue for our Asia Pacific region increased 37.2% to $74.7 million in the June 2015 quarter from $54.5 million in the June 2014 quarter due to the acquisition of Airnorth in January 2015 and startup of new contracts in Australia, including the INPEX contract. These items were partially offset by the end of contracts in Australia and Malaysia and an unfavorable impact from changes in foreign currency exchange rates. Primarily as a result of the Airnorth acquisition, adjusted EBITDAR increased in the June 2015 quarter to $17.1 million from $12.8 million in the June 2014 quarter. During the June 2014 quarter, we recovered

$2.0 million in maintenance credits for maintenance from an OEM as settlements for aircraft performance and transportation costs. As a result of these maintenance credits utilized during the June 2014 quarter, adjusted EBITDAR margin declined from 23.5% in the June 2014 quarter to 22.8% in the June 2015 quarter. Sequential quarterly adjusted EBITDAR decreased to $17.1 million in the June 2015 quarter compared to $20.1 million in the March 2015 quarter and EBITDAR margins declined to 22.8% in June 2015 quarter compared to 29.2% in the March 2015 quarter.
GUIDANCE
We are lowering our adjusted diluted earnings per share guidance for the full fiscal year 2016 to $3.10 to $3.75, reflecting the increasing impact to Bristow of the current oil and gas downturn that has resulted in lower activity levels and a deeper downturn with the recent decline in oil prices.
“Due to the current environment and as the downturn has developed more rapidly than originally expected, our recent performance has fallen below our prior expectations and has significantly impacted our fiscal 2016 outlook,” said John H. Briscoe, Senior Vice President and Chief Financial Officer of Bristow Group. “The downturn is deeper and our clients’ restructuring of their costs has resulted in a more negative impact to Bristow and our previously announced cost cutting measures were not sufficient. Decreases in global activity levels are affecting our fiscal year 2016 performance and future expectations. We will pursue new and more aggressive restructuring measures to help mitigate the severity of the downturn. However, we are realizing the positive contributions from the U.K. SAR contract, which continues to ramp up and offset some of the declines and volatility in the current oil and gas market.”
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on foreign exchange rates as of June 30, 2015 and assumes the rates will remain unchanged from these levels. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including changes in the market and industry, could result in earnings per share for fiscal year 2016 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended June 30, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015.
LIQUIDITY AND CASH FLOW
Cash as of June 30, 2015 totaled $120.4 million compared to $104.1 million as of March 31, 2015. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $364.9 million as of June 30, 2015 compared to $369.9 million as of March 31, 2015. This strong liquidity position resulted from continued positive operating cash flow generation of $15.9 million in the June 2015 quarter and $57.6 million in cash generated from financing activities, including the up-sizing of our term loan and borrowings under our revolving credit facility. We invested $67.8 million in cash in our business primarily through the addition of new aircraft.
DIVIDEND
On August 5, 2015, our Board of Directors approved our eighteenth consecutive quarterly dividend. This dividend of $0.34 per share will be paid on September 15, 2015 to shareholders of record on September 1, 2015. Based on shares outstanding as of June 30, 2015, the total quarterly dividend payment will be approximately $11.9 million.

CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Friday, August 7, 2015 to review financial results for the fiscal year 2016 first quarter ended June 30, 2015. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2016 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through August 14, 2015 and may be accessed by calling toll free 1-877-660-6853, passcode: 13612623#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through August 14, 2015 and may be accessed by calling 1-201-612-7415, passcode: 13612623#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance and earnings growth, expected contract revenue, capital deployment strategy, operational and capital performance, impact of new contracts and cost reduction initiative, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include, without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment and Operational Excellence programs; availability of employees with the necessary skills; and political instability, war or acts of terrorism in any of the countries in which we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,
	2015	2014

Gross revenue:
Operating revenue from non-affiliates	$420,013	$415,905
Operating revenue from affiliates	20,098	21,430
Reimbursable revenue from non-affiliates	26,885	35,203
Reimbursable revenue from affiliates	—	—
	466,996	472,538
Operating expense:
Direct cost	336,118	293,863
Reimbursable expense	26,167	32,608
Depreciation and amortization	37,146	25,334
General and administrative	61,332	60,432
	460,763	412,237

Gain (loss) on disposal of assets	(7,695)	610
Earnings from unconsolidated affiliates, net of losses	6,296	4,281
Operating income	4,834	65,192

Interest expense, net	(7,669)	(7,127)
Other income (expense), net	3,839	(1,239)
Income before provision for income taxes	1,004	56,826
Provision for income taxes	(2,633)	(11,823)
Net income (loss)	(1,629)	45,003
Net income attributable to noncontrolling interests	(1,628)	(894)
Net income (loss) attributable to Bristow Group	(3,257)	44,109
Accretion of redeemable noncontrolling interest	(6,301)	—
Net income (loss) attributable to common stockholders	$(9,558)	$44,109

Earnings (loss) per common share:
Basic	$(0.27)	$1.24
Diluted	$(0.27)	$1.23

Non-GAAP measures:
Adjusted operating income	$36,467	$69,304
Adjusted operating margin	8.3%	15.8%
Adjusted EBITDAR	$121,047	$127,623
Adjusted EBITDAR margin	27.5%	29.2%
Adjusted net income	$19,752	$47,369
Adjusted diluted earnings per share	$0.56	$1.32

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$120,394	$104,146
Accounts receivable from non-affiliates	252,502	250,610
Accounts receivable from affiliates	5,775	8,008
Inventories	151,947	147,169
Assets held for sale	38,636	57,827
Prepaid expenses and other current assets	60,640	70,091
Total current assets	629,894	637,851
Investment in unconsolidated affiliates	223,233	216,376
Property and equipment – at cost:
Land and buildings	199,082	171,959
Aircraft and equipment	2,453,950	2,493,869
	2,653,032	2,665,828
Less – Accumulated depreciation and amortization	(506,860)	(508,727)
	2,146,172	2,157,101
Goodwill	77,998	75,628
Other assets	165,394	143,764
Total assets	$3,242,691	$3,230,720
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$98,253	$84,193
Accrued wages, benefits and related taxes	75,557	81,648
Income taxes payable	6,488	7,926
Other accrued taxes	12,496	13,335
Deferred revenue	33,483	36,784
Accrued maintenance and repairs	30,616	23,316
Accrued interest	5,612	12,831
Other accrued liabilities	79,239	82,605
Deferred taxes	4,133	17,704
Short-term borrowings and current maturities of long-term debt	26,954	18,730
Deferred sale leaseback advance	—	55,934
Total current liabilities	372,831	435,006
Long-term debt, less current maturities	918,247	845,692
Accrued pension liabilities	101,911	99,576
Other liabilities and deferred credits	31,224	39,782
Deferred taxes	169,380	165,655
Redeemable noncontrolling interests	35,342	26,223
Stockholders’ investment:
Common stock	376	376
Additional paid-in capital	782,620	781,837
Retained earnings	1,263,013	1,284,442
Accumulated other comprehensive loss	(255,615)	(270,329)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,605,598	1,611,530
Noncontrolling interests	8,158	7,256
Total stockholders’ investment	1,613,756	1,618,786
Total liabilities, redeemable noncontrolling interests and stockholders’ investment	$3,242,691	$3,230,720

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(1,629)	$45,003
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37,146	25,334
Deferred income taxes	(7,293)	8,406
Write-off of deferred financing fees	—	164
Discount amortization on long-term debt	918	1,055
(Gain) loss on disposal of assets	7,695	(610)
Impairment of inventories	5,439	—
Stock-based compensation	3,967	4,187
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	(5,530)	(4,281)
Tax benefit related to stock-based compensation	(337)	(166)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	6,329	(972)
Inventories	(4,872)	(11,033)
Prepaid expenses and other assets	(17,582)	(1,850)
Accounts payable	14,830	7,511
Accrued liabilities	(20,243)	(23,027)
Other liabilities and deferred credits	(2,901)	(12,376)
Net cash provided by operating activities	15,937	37,345
Cash flows from investing activities:
Capital expenditures	(67,777)	(200,447)
Proceeds from asset dispositions	9,301	6,643
Net cash used in investing activities	(58,476)	(193,804)
Cash flows from financing activities:
Proceeds from borrowings	364,774	148,044
Repayment of debt	(285,589)	(35,848)
Partial prepayment of put/call obligation	(14)	(15)
Acquisition of noncontrolling interest	(2,000)	—
Payment of contingent consideration	(8,000)	—
Repurchase of common stock	—	(20,157)
Common stock dividends paid	(11,871)	(11,353)
Issuance of common stock	—	975
Tax benefit related to stock-based compensation	337	166
Net cash provided by financing activities	57,637	81,812
Effect of exchange rate changes on cash and cash equivalents	1,150	4,110
Net increase (decrease) in cash and cash equivalents	16,248	(70,537)
Cash and cash equivalents at beginning of period	104,146	204,341
Cash and cash equivalents at end of period	$120,394	$133,804

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended June 30,
	2015	2014
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	23,416	24,181
Africa	10,180	11,058
Americas	10,692	14,261
Asia Pacific	8,506	3,678
Consolidated	52,794	53,178
Operating revenue:
Europe Caspian	$203,925	$206,764
Africa	77,481	84,572
Americas	80,022	89,740
Asia Pacific	74,737	54,469
Corporate and other	8,773	9,342
Intra-region eliminations	(4,827)	(7,552)
Consolidated	$440,111	$437,335
Operating income (loss):
Europe Caspian	$14,197	$42,195
Africa	12,952	17,626
Americas	16,532	26,658
Asia Pacific	(688)	3,330
Corporate and other	(30,464)	(25,227)
Gain (loss) on disposal of assets	(7,695)	610
Consolidated	$4,834	$65,192
Operating margin:
Europe Caspian	7.0%	20.4%
Africa	16.7%	20.8%
Americas	20.7%	29.7%
Asia Pacific	(0.9)%	6.1%
Consolidated	1.1%	14.9%
Adjusted EBITDAR:
Europe Caspian	$65,186	$70,543
Africa	22,814	21,872
Americas	33,442	40,081
Asia Pacific	17,072	12,820
Corporate and other	(17,467)	(17,693)
Consolidated	$121,047	$127,623
Adjusted EBITDAR margin:
Europe Caspian	32.0%	34.1%
Africa	29.4%	25.9%
Americas	41.8%	44.7%
Asia Pacific	22.8%	23.5%
Consolidated	27.5%	29.2%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of June 30, 2015
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Quarter Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (3)
							Total (1)(2)		Total
Europe Caspian	46%	—	12	70	—	28	110	—	110
Africa	18%	14	33	4	—	5	56	43	99
Americas	18%	19	45	17	—	—	81	85	166
Asia Pacific	17%	2	9	24	—	13	48	—	48
Corporate and other	1%	—	—	—	70	—	70	—	70
Total	100%	35	99	115	70	46	365	128	493
Aircraft not currently in fleet: (4)
On order		—	10	36	—	—	46
Under option		—	9	12	—	—	21
_________

(1)	Includes 15 aircraft held for sale and 120 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	—	2	—	—	2
Africa	—	5	—	—	—	5
Americas	—	6	—	—	—	6
Asia Pacific	—	—	2	—	—	2
Corporate and other	—	—	—	—	—	—
Total	—	11	4	—	—	15

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	5	38	—	11	54
Africa	—	1	1	—	2	4
Americas	1	13	5	—	—	19
Asia Pacific	2	2	8	—	4	16
Corporate and other	—	—	—	27	—	27
Total	3	21	52	27	17	120

(2)	The average age of our fleet, excluding training aircraft, was 9 years as of June 30, 2015.

(3)
The 128 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 58 helicopters (primarily medium) and 27 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended June 30,
	2015	2014
	(In thousands, except per share amounts)
Adjusted operating income	$36,467	$69,304
Gain (loss) on disposal of assets	(7,695)	610
Special items	(23,938)	(4,722)
Operating income	$4,834	$65,192

Adjusted EBITDAR	$121,047	$127,623
Gain (loss) on disposal of assets	(7,695)	610
Special items	(13,430)	(5,594)
Depreciation and amortization	(37,146)	(25,334)
Rent expense	(53,882)	(33,116)
Interest expense	(7,890)	(7,363)
Provision for income taxes	(2,633)	(11,823)
Net income (loss)	$(1,629)	$45,003

Adjusted income tax expense	$(11,257)	$(13,711)
Tax (expense) benefit on gain (loss) on disposal of asset	1,770	(127)
Tax benefit (expense) on special items	6,854	2,015
Income tax expense	$(2,633)	$(11,823)

Adjusted effective tax rate (1)	34.5%	22.1%
Effective tax rate (1)	262.3%	20.8%

Adjusted net income	$19,752	$47,369
Gain (loss) on disposal of assets	(5,925)	483
Special items	(17,084)	(3,743)
Net income (loss) attributable to Bristow Group	$(3,257)	$44,109

Adjusted diluted earnings per share	$0.56	$1.32
Gain (loss) on disposal of assets	(0.17)	0.01
Special items	(0.67)	(0.10)
Diluted earnings per share	(0.27)	1.23
_________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended June 30, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Severance costs (1)	$(7,991)	$(7,991)	$(5,636)	$(0.16)
Additional depreciation expense resulting from fleet changes (2)	(10,508)	—	(7,913)	(0.23)
Impairment of inventories (3)	(5,439)	(5,439)	(3,535)	(0.10)
Accretion of redeemable noncontrolling interests (4)	—	—	—	(0.18)
Total special items	$(23,938)	$(13,430)	$(17,084)	(0.67)

	Three Months Ended June 30, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (5)	$(1,033)	$(1,033)	$(671)	$(0.02)
CEO succession (6)	(3,689)	(3,689)	(2,398)	(0.07)
Repurchase of 6 ¼% Senior Notes (7)	—	(872)	(674)	(0.02)
Total special items	$(4,722)	$(5,594)	$(3,743)	(0.10)

_________

(1)	Relates to severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)	Relates to additional depreciation expense due to fleet changes.

(3)	Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale.

(4)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.

(5)	Relates to a charges associated with the restructuring of our North America operations and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(6)	Relates to CEO succession cost.

(7)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

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